Exhibit 99.1

PRESS RELEASE

Community Bancorp. Reports Earnings and Dividend	April 12, 2019

Derby, Vermont	For immediate release

For more information, contact: Kathryn Austin, President and CEO at (802) 334-7915

Community Bancorp., the parent company of Community National Bank, has reported earnings for the first quarter ended March 31, 2019, of $1,771,905 or $0.34 per share compared to $1,982,543 or $0.38 per share for the first quarter of 2018.

Total assets for the Company at the end of the quarter were $706,733,113 compared to $720,347,498 at year-end 2018 and $665,971,750 at the end of the quarter a year ago. The decrease in total consolidated assets from year-end is mostly due to a decrease in cash and overnight deposits of $15.9 million which was used to offset seasonal deposit outflows of $17.8 million. Total deposit balances have increased $32.6 million, or 5.4%, year over year. The $40.7 million increase in assets, year over year, was due to an increase in loans of $26.9 million during 2018 and an increase in overnight deposits of 12.1 million. At quarter end, the loan portfolio balances remained flat from year-end 2018.

Contributing to the decline in earnings, year over year, is a decrease in fee income related to the origination of residential loans, both documentation fees on portfolio loans and points and premiums related to the sale of loans in the secondary market. The decrease is due to a lower level of mortgage loan originations for the first quarter of 2019 totaling $5.7 million compared to $8.9 million for the first quarter of 2018, resulting in a 70.9% decrease in gain on loans sold and a 49.3% decrease in documentation fees collected on loans originated and held in portfolio.

Total noninterest expenses increased $379 thousand, or 8.2% year over year, mostly due to increases in salaries and the rising cost of health insurance premiums.

In commenting on the Company’s earnings, President and CEO Kathryn Austin said “While the increases in rates have provided an increase in the net interest margin, it is now having a more significant impact on our cost of funds. The market is demanding higher rates on the more rate sensitive deposit accounts such as interest bearing checking accounts and money market accounts. Increases in salaries are largely due to our efforts to ensure our salary ranges are competitive in this tightening labor market. We want to attract and retain the best employees to serve our customers’ needs.”

As previously announced, the Company has declared a quarterly cash dividend of $0.19 per share payable May 1, 2019 to shareholders of record as of April 15, 2019.

Community National Bank is an independent bank that has been serving its communities since 1851, with offices located in Derby, Derby Line, Island Pond, Barton, Newport, Troy, St. Johnsbury, Montpelier, Barre, Lyndonville, Morrisville and Enosburg Falls.

Forward Looking Statements

This press release contains forward-looking statements, including, without limitation, statements about the Company’s financial condition, capital status, dividend payment practices, business outlook and affairs. Although these statements are based on management’s current expectations and estimates, actual conditions, results, and events may differ materially from those contemplated by such forward-looking statements, as they could be influenced by numerous factors which are unpredictable and outside the Company’s control. Factors that may cause actual results to differ materially from such statements include, among others, the following: (1) general economic or monetary conditions, either nationally or regionally, continue to decline, resulting in a deterioration in credit quality or diminished demand for the Company’s products and services; (2) changes in laws or government rules, or the way in which courts interpret those laws or rules, adversely affect the financial industry generally or the Company’s business in particular, or may impose additional costs and regulatory requirements; (3) interest rates change in such a way as to reduce the Company’s interest margins and its funding sources; and (4) competitive pressures increase among financial services providers in the Company’s northern New England market area or in the financial services industry generally, including pressures from nonbank financial service providers, from increasing consolidation and integration of financial service providers and from changes in technology and delivery systems.